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                                                                       Exhibit 3


                            ARTICLES SUPPLEMENTARY OF
              9.25% SERIES C CUMULATIVE REDEEMABLE PREFERRED SHARES
                            OF BENEFICIAL INTEREST OF
                            COLONIAL PROPERTIES TRUST


                       Pursuant to Sections 10-13-7 of the
                              Code of Alabama 1975


                  Colonial Properties Trust, an Alabama real estate investment trust (the "Company"), hereby certifies that on June 14, 2001, pursuant to authority conferred by Sections 3.2(e) and 6.3 of the Charter (as defined below) and in accordance with Section 10-13-7 of the Code of Alabama 1975, a committee of the Board of Trustees, pursuant to authority expressly delegated by the Board of Trustees on October 23, 1997, duly classified unissued Preferred Shares (as defined below) of the Company, and the description of such Preferred Shares (as defined below), including the number, designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption thereof, as set by the committee of the Board of Trustees, are as follows:

                  Section 1. NUMBER OF SHARES AND DESIGNATION. This series of Preferred Shares shall be designated as 9.25% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (the "Series C Preferred Shares"). The number of Preferred Shares constituting the Series C Preferred Shares is 2,300,000.

                  Section 2. DEFINITIONS. The following terms shall have the following meanings herein:

                  (a) "Board of Trustees" shall mean the Board of Trustees of the Company or any committee authorized by the Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.

                  (b) "Business Day" shall mean any day other than a Saturday, Sunday or day on which state or federally chartered banking institutions in New York City, New York are not required to be open.

                  (c)  "Call Date" shall have the meaning set forth in
Section 6(b).

                  (d) "Capital Gains Amount" shall have the meaning set forth in Section 3(d).


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                  (e)  "Charter" means the Declaration of Trust of the Company, as amended to the date hereof and as the same may be amended hereafter from time to time.

                  (f) "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  (g) "Common Shares" shall mean the Company's common shares of beneficial interest, par value $.01 per share.

                  (h) "Dividend Payment Date" shall mean the last day (or, if such day is not a Business Day, the next Business Day thereafter) of each March, June, September and December, commencing on September 30, 2001 (October 1, 2001 because September 30, 2001 is a Sunday).

                  (i) "Dividend Periods" shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the next succeeding Dividend Payment Date (other than the initial Dividend Period, which shall commence on the Issue Date, and other than the Dividend Period during which any Series C Preferred Shares shall be redeemed pursuant to Section 6, which shall end on and include the Call Date with respect to the Series C Preferred Shares being redeemed).

                  (j) "Fully Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in both (i) the payment of dividends and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Company.

                  (k) "Issue Date" shall mean the first date on which the pertinent Series C Preferred Shares are issued and sold.

                  (l) "Junior Shares" shall mean the Common Shares and any other class or series of shares of beneficial interest of the Company now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

                  (m)  "Parity Shares" shall have the meaning set forth in
Section 8(b).

                  (n) "Preferred Shares" shall mean the Company's preferred shares of beneficial interest, par value $.01 per share.

                  (o) "Series C Preferred Shares" shall have the meaning set forth in Section 1.


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


                 (p) "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Trustees, the allocation of funds to be so paid on any series or class of shares of beneficial interest of the Company; PROVIDED, HOWEVER, that if any funds for any class or series of Junior Shares or Fully Junior Shares or any class or series of shares of beneficial interest ranking on a parity with the Series C Preferred Shares as to the payment of dividends are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series C Preferred Shares shall mean placing such funds in such separate account or delivering such funds to a disbursing, paying or other similar agent.

                  (q)  "Total Dividends" shall have the meaning set forth in
Section 3(d).

                  (r) "Transfer Agent" means BankBoston, N.A., Boston, Massachusetts, or such other agent or agents of the Company as may be designated by the Board of Trustees or their designee as the transfer agent, registrar and dividend disbursing agent for the Series C Preferred Shares.

                  Section 3.  DIVIDENDS.

                  (a) The holders of Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees out of funds legally available for that purpose, cumulative, preferential dividends payable in cash at the rate of $2.3125 per annum per share. Such dividends shall begin to accrue and shall be fully cumulative from the Issue Date, whether or not in any Dividend Period or Periods there shall be funds of the Company legally available for the payment of such dividends, and shall be payable quarterly, when, as and if declared by the Board of Trustees, in arrears on Dividend Payment Dates, commencing on the first Dividend Payment Date after the Issue Date. Such dividends shall be payable in arrears to the holders of record of Series C Preferred Shares, as they appear on the share records of the Company at the close of business on the record date, not more than 30 nor less than 10 days preceding the relevant Dividend Payment Date, as shall be fixed by the Board of Trustees. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid on any date and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not more than 30 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Trustees. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series C Preferred Shares which remains payable.


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


                  (b) The amount of dividends referred to in Section 3(a) payable for each full Dividend Period for the Series C Preferred Shares shall be computed by dividing the annual dividend rate by four, except that the amount of dividends payable for the initial Dividend Period, and for any Dividend Period shorter than a full Dividend Period, for the Series C Preferred Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Series C Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares of stock, in excess of cumulative dividends, as herein provided, on the Series C Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares that may be in arrears.

                  (c) Dividends on Series C Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.

                  (d) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Code), any portion (the "Capital Gains Amount") of the total dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of Series C Preferred Shares shall be in the same portion that the Total Dividends paid or made available to the holders of Series C Preferred Shares for the year bears to the Total Dividends.

                  (e) So long as any Series C Preferred Shares are outstanding, no dividends, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date for such class or series of Parity Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Series C Preferred Shares and all dividends declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Shares and accumulated and unpaid on such Parity Shares.

                  (f) So long as any Series C Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in, or options, warrants or rights to subscribe for or purchase, Fully Junior Shares) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Shares or Fully Junior Shares, nor shall any Junior Shares or Fully Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or


                                       4
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other acquisition of Common Shares made for purposes of any employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative dividends on all outstanding Series C Preferred Shares and any Parity Shares shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Series C Preferred Shares and all past dividend periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Series C Preferred Shares and the current dividend period with respect to such Parity Shares.

                  (g) No dividends on Series C Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  Section 4.  LIQUIDATION RIGHTS.

                  (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series C Preferred Shares shall be entitled to receive Twenty Five Dollars ($25.00) per Series C Preferred Share plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series C Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. For the purposes of this Section 4,
(i) a consolidation or merger of the Company with one or more corporations, real estate investment trusts, or other entities and (ii) a sale, lease or transfer of all or substantially all of the Company's assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.


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


                  (b) Subject to the rights of the holders of any series or class or classes of shares of beneficial interest ranking on a parity with or prior to the Series C Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series C Preferred Shares, as provided in this Section 4, any other series or class or classes of Junior Shares or Fully Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares shall not be entitled to share therein.

                  Section 5. CONVERSION. The Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company.

                  Section 6.  REDEMPTION AT THE OPTION OF THE COMPANY.

                  (a) The Series C Preferred Shares shall not be redeemable by the Company prior to June 19, 2006. On and after June 19, 2006, the Company, at its option, may redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty Five Dollars ($25.00) per Series C Preferred Share, plus the amounts indicated in
Section 6(b).

                  (b) Upon any redemption of the Series C Preferred Shares pursuant to this Section 6, the Company shall pay all accrued and unpaid dividends, if any, thereon ending on or prior to the date of such redemption (the "Call Date"), without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Series C Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series C Preferred Shares called for redemption.

                  (c) If full cumulative dividends on the Series C Preferred Shares and any class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Series C Preferred Shares or Parity Shares may not be redeemed under this Section 6 in part and the Company may not purchase or otherwise acquire any Series C Preferred Shares or any Parity Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares or Parity Shares, as the case may be.

                  (d) The redemption price of any Series C Preferred Shares called for redemption pursuant to this Section 6 (other than any portion thereof consisting of accrued dividends) shall be paid solely from the sale proceeds of other capital stock of the Company and not from any other source. For purposes of the preceding sentence, "capital stock" means any Common Shares, Preferred Shares, depositary shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                  (e) Notice of the redemption of any Series C Preferred Shares under this Section 6 shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Call Date. A similar notice furnished by the Company will be mailed by first-class mail, postage prepaid, by the registrar to each holder of record of Series C Preferred Shares to be redeemed at the address of each such holder as shown on the share transfer books of the Company, not less than 30 nor more than 60 days prior to the Call Date. No failure to give any notice required by this
Section 6(e), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Call Date, (ii) the number of Series C Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price per share, (iv) the place or places at which certificates for such shares are to be surrendered for payment of the redemption price, and (v) that dividends on the shares to be redeemed shall cease to accrue on such Call Date. Notice having been given as aforesaid, from and after the Call Date, (1) dividends on the Series C Preferred Shares so called for redemption shall cease to accrue, (2) such Series C Preferred Shares shall no longer be deemed to be outstanding, and (3) all rights of the holders thereof as holders of Series C Preferred Shares of the Company (except the right to receive the cash redemption price payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon) shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the Company's books. The Company's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, the amount of cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Series C Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Series C Preferred Shares to be redeemed on any cash so set aside by the Company. If the Company elects to so deposit the cash necessary for the redemption of the called Series C Preferred Shares, any notice to the holders of Series C Preferred Shares called for redemption required by this Section 6(e) shall


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(x) state the date of such deposit, (y) specify the office of such bank or trust company as the place of payment of the redemption price and (z) call upon such holders to surrender the share certificates representing such shares at such place on or about the date fixed in such notice (which shall not be later than the Call Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Call Date). Subject to applicable escheat laws, any cash so deposited which remains unclaimed at the end of two years from the Call Date shall revert to the general funds of the Company, after which reversion, again subject to applicable escheat laws, the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

                  As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Series C Preferred Shares are to be redeemed, the shares to be redeemed shall be determined pro rata (as nearly as practicable without creating fractional shares) or by lot or in such other equitable manner as prescribed by the Company's Board of Trustees in its sole discretion to be equitable. If fewer than all the Series C Preferred Shares represented by any certificate are redeemed, then new certificates representing the unredeemed shares shall be issued without cost to the holder thereof.

                  Section 7. SHARES TO BE RETIRED. All Series C Preferred Shares which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued Preferred Shares of the Company, without designation as to class or series.

                  Section 8. RANKING. Any class or series of shares of beneficial interest of the Company shall be deemed to rank:

                  (a) prior to the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series of shares of beneficial interest shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares;

                  (b) on a parity with the Series C Preferred Shares, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Shares, if the holders of such class or series of shares of beneficial interest and the Series C Preferred Shares shall be entitled to the receipt


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of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Shares");

                  (c) junior to the Series C Preferred Shares, as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding up, if such shares of beneficial of interest shall be Junior Shares; and

                  (d) junior to the Series C Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation dissolution or winding up, if such shares of stock shall be Fully Junior Shares.

                  Section 9.  VOTING.

                  (a) If and whenever dividends on the Series C Preferred Shares are in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full) for six or more quarterly periods, whether or not such quarterly periods are consecutive, the number of Trustees then constituting the Board of Trustees shall be increased by two, and the holders of Series C Preferred Shares, together with the holders of shares of every series of Parity Shares upon which like voting rights have been conferred and are exercisable, voting as a single class regardless of series, shall be entitled to elect the two additional Trustees to serve on the Board of Trustees at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Series C Preferred Shares and such Parity Shares called as hereinafter provided. Whenever all arrears in dividends on the Series C Preferred Shares and such Parity Shares then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Shares and such Parity Shares to elect such additional two Trustees shall immediately cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as Trustees by the holders of the Series C Preferred Shares and such Parity Shares shall immediately terminate and the number of the Board of Trustees shall be reduced accordingly. At any time after such voting rights shall have been so vested in the holders of Series C Preferred Shares and such Parity Shares, the secretary of the Company may, and upon the written request of any holder of Series C Preferred Shares (addressed to the secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series C Preferred Shares and of such Parity Shares for the election of the two Trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the secretary within 20 days after receipt of any such request, then any holder of Series C Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Company. The Trustees elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the Trustees elected by the holders of the Series C Preferred Shares and such Parity Shares, a successor shall be elected by the Board of Trustees, upon the nomination of the then-remaining director elected by the holders of the Series C Preferred Shares and such Parity Shares or the successor of such remaining Trustee, to serve until the next annual meeting of the shareholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

                  (b) So long as any Series C Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital shares ranking prior to the Series C Preferred Shares with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter, including these Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, that so long as the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares and provided further that (x) any increase in the amount of the authorized Preferred Shares or the creating or issuance of any other series of Preferred Shares, or (y) any increase in the amount of authorized Series C Preferred Shares or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. The voting provisions set forth in this paragraph (b) will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

                  (c) For purposes of the foregoing provisions of this
Section 9, each Series C Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with the Series C Preferred Shares as a single class on any matter, then the Series C Preferred Shares and such other series shall have with respect to such matters one (1) vote per $25.00 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

                  Section 10. RECORD HOLDERS. The Company and the Transfer Agent may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

                  Section 11. SINKING FUND. The Series C Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

                  Section 12. RESTRICTIONS ON OWNERSHIP AND TRANSFER. The beneficial ownership and transfer of the Series C Preferred Shares shall in all respects be subject to the applicable provisions of Section 6.7 of the Charter.

                  IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer as of June 14, 2001.



                                          COLONIAL PROPERTIES TRUST



                                          By:  /s/ HOWARD B. NELSON, JR.
                                               -------------------------------
                                                 Howard B. Nelson, Jr.
                                                 Chief Financial Officer